EXHIBIT 1

PORTAL AGREEMENT

This Portal Agreement (the “Agreement”), is made and entered into on October 21st, 2022 (the “Effective Date”), by and between Silicon Prairie Capital Partners LLC (“SPCP”) and Social Investment Holdings, Inc (“Customer”). Each party to this Agreement may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SPCP provides a crowdfunding investment software platform which Customer will access under authorization from SPCP; and

WHEREAS, the Parties desire that SPCP make such platform and related services available to Customer under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1 Definitions

As used in this Agreement, the following terms shall have the following meaning:

a.	“Content” means the visual information, documents, software, products, and services contained or made available to Customer in the course of using the Service (as defined hereinafter).

b.	“Customer Data” means any data, information, or material provided or submitted by Customer or by third-party users in the course of using the Service.

c.	“Customer User Account” means the account maintained by Customer’s users which includes any related login credentials and certain Customer Data provided or submitted by Customer’s users in the course of using the Service.

d.	“Intellectual Property Rights” means any unpatented inventions, patent applications, patents, design rights, copyrights, trademarks, service marks, trade names, domain name rights, mask work rights, know-how and other trade secret rights, and all other intellectual property rights, derivatives thereof, and forms of protection of a similar nature anywhere in the world.

e.	“SPCP Technology” means all of SPCP’s proprietary technology (including software, hardware, products, processes, algorithms, user interfaces, know-how, techniques, designs, and other tangible or intangible technical material or information) made available to Customer by SPCP in providing the Service.

f.	“Service(s)” means SPCP’s crowdfunding investment platform (the “Software Platform”), developed, operated, hosted, and maintained by SPCP, or ancillary online or offline products and services provided to Customer by SPCP, to which Customer is being granted access under this Agreement, including the SPCP Technology and the Content. The Services are further described in the documentation set forth in Appendix B.

g.	“User(s)” means Customer employees, representatives, consultants, contractors, agents, or prospective investors who are authorized to use the Service and have been supplied user identifications and passwords by Customer (or by SPCP at Customer’s request).

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2 Provision of Services

h.	Subject to the terms and conditions set forth in this Agreement (including any appendices), during the term of this Agreement SPCP agrees to provide the Services and provide authorization to Customer and its Users with access and rights to use the Services subject to the fees set forth on Appendix A, attached hereto.

i.	Appendix A may be modified by the mutual written consent of the parties, in a form expressly amending such Appendices, to expand, limit or otherwise modify the scope the Services provided hereunder.

j.	SPCP will not provide any front-end web hosting services on the Customer’s website, but shall provide installation, mainte- nance, support, and other related hosting services to Customer as part of the Services and to be hosted on a subdomain of the Customer’s website.

k.	Neither the execution of this Agreement nor anything in it shall obligate SPCP to furnish any services beyond those described within this Agreement.

3 Access to Software Platform and Restrictions

l.

SPCP hereby authorizes Customer to access and use the Service, solely for Customer’s own business purposes, subject to the terms and conditions of this Agreement. All rights not expressly granted to Customer are reserved by SPCP.

m.

Customer may not access the Service for purposes of obtaining competitive advantages, including, but not limited to, moni- toring its availability, performance or functionality, or for any other benchmarking or competitive purposes.

4 Customer Responsibilities

n.

Customer is responsible for all activity occurring under Customer’s User Accounts and shall abide by all applicable local, state, national, and foreign, laws, treaties and regulations in connection with Customer’s use of the Service, including those related to data security and privacy, international communications, and the transmission of technical or personal data.

o.

Customer shall: (i) notify SPCP immediately of any unauthorized use of any password or account or any other known or suspected breach of security; (ii) report to SPCP immediately and use reasonable efforts to stop immediately any unautho- rized copying or distribution of Content that is known or suspected by Customer or Customer Users; and (iii) not impersonate another SPCP user or provide false identity information to gain access to or use the Service.

p.

Customer shall not (i) license, sublicense, sell, resell, transfer, assign, distribute, or otherwise commercially exploit or make available to any third party the Service or the Content in any way; (ii) modify or make derivative works based upon the Service or the Content; (iii) “frame” or “mirror” any Content on any other server or wireless or Internet-based device; or (iv) reverse engineer or access the Service in order to (a) build a competitive product or service, (b) build a product using similar ideas, features, functions or graphics of the Service, or (c) copy any ideas, features, functions or graphics of the Service.

q.

Customer shall not: (i) send spam or otherwise duplicative or unsolicited messages in violation of applicable laws; (ii) send or store infringing, obscene, threatening, libelous, or otherwise unlawful or tortuous material, including material harmful to children or violative of third party privacy rights; (iii) send or store material containing software viruses, worms, Trojan horses, or other harmful computer code, files, scripts, agents, or programs; (iv) interfere with or disrupt the integrity or performance of the Service or the data contained therein; or (v) attempt to gain unauthorized access to the Service or its related systems or networks.

r.

In connection with Customer’s use of the Services on Customer’s own front-end website, Customer’s front-end materials, web pages, media, and graphics used in connection with the Services shall prominently indicate that SPCP is providing the back-end Services by using the phrasing “POWERED BY SILICON PRAIRIE ONLINE” alongside the SPCP logo, in a manner to be approved by SPCP prior to Customer’s use of the Services with any third parties.

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5 Account Information and Customer Data

s.

Customer shall have sole responsibility for the accuracy, quality, integrity, legality, reliability, appropriateness, and intellectual property ownership or right to use of all Customer Data, and SPCP shall not be responsible or liable for the deletion, correction, corruption, destruction, damage, loss or failure to store any Customer Data. In the event this Agreement is terminated (other than by reason of Customer’s breach), SPCP will make available to Customer a file of the Customer Data within thirty (30) days of termination if Customer so requests within five (5) business days of notice of termination.

t.

SPCP reserves the right to withhold, remove, and/or discard Customer Data without notice for any breach, including, with- out limitation, Customer’s non-payment. Upon termination for cause, Customer’s right to access or use Customer Data immediately ceases, and SPCP shall have no obligation to maintain or forward any Customer Data.

6 Intellectual Property Ownership

u.

SPCP (and its affiliated entities, where applicable) shall retain all right, title, and interest, including all related Intellectual Property Rights, in and to the SPCP Technology, the Content and the Service and any suggestions, ideas, enhancement requests, feedback, recommendations, or other information provided by Customer or any other party relating to the Service.

v.

This Agreement is not a sale or license and does not convey to Customer any rights of ownership in or related to the Service, the SPCP Technology or the Intellectual Property Rights owned by SPCP. SPCP’s name, SPCP’s logo, and the product names associated with the Service are trademarks of SPCP or third parties, and no right or license is granted to use them.

7 Third Party Goods and Services

w.

Customer may enter into correspondence with, and utilize the services from, third party service providers whose services are embedded into, or linked from, our Service offering. Any such activity, and any terms, conditions, warranties, or rep- resentations associated with such activity, is solely between Customer and the applicable third party. SPCP shall have no liability, obligation, or responsibility for any such correspondence, purchase, or utilization between Customer and any such third party. SPCP does not endorse any sites on the Internet that are linked through the Service. In no event shall SPCP be responsible for any content, products, or other materials on or available from such sites.

x.

Customer acknowledges that certain third party providers of ancillary software, hardware, or services may require Customer’s agreement to additional or different license or other terms prior to Customer’s use of or access to such software, hardware or services.

8 Term and Termination

y.	This Agreement is effective as of the Effective Date and will remain in effect until terminated by SPCP or Customer upon 30 days’ notice.

z.	SPCP may terminate Customer’s access to all or any part of the Services at any time, with or without cause, with or without notice, with immediate effect.

aa.

Any breach of Customer’s payment obligations or unauthorized use of the SPCP Technology or Service will be deemed a material breach of this Agreement. SPCP, in its sole discretion, may terminate Customer’s password, account or use of the Service if Customer breaches or otherwise fails to comply with this Agreement.

9 Payment of Fees

bb.	Customer shall make payment to SPCP for the Services at the rates and terms agreed to in Appendix A of this Agreement.

cc.

All payment obligations are non-cancelable and all amounts paid are nonrefundable. Customer shall provide SPCP with valid credit card, cash, check, crypto-currency or other approved payment information as a condition to signing up for the Service.

dd.

SPCP will issue an invoice to Customer as set forth in Appendix A. SPCP’s fees are exclusive of all taxes, levies, or duties imposed by taxing authorities, and Customer shall be responsible for payment of all such taxes, levies, or duties, excluding only U.S. (federal or state) taxes based solely on SPCP’s income.

ee.

Customer agrees to provide SPCP with complete and accurate billing and contact information. This information includes Customer’s legal company name, street address, email address, and name and telephone number of an authorized billing contact. Customer agrees to update this information within thirty (30) days of any change to it. If the contact information Customer has provided is false or fraudulent, SPCP reserves the right to terminate or suspend Customer’s access to the Service in addition to any other legal remedies.

ff.

If Customer believes its invoice is incorrect, Customer must contact SPCP in writing within sixty (60) days of the invoice date of the invoice containing the amount in question to be eligible to receive an adjustment or credit.

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10 Nonpayment and Suspension

gg.

In addition to any other rights granted to SPCP herein, SPCP reserves the right to suspend or terminate this Agreement and Customer’s access to the Service if Customer fails to timely pay SPCP as specified to the terms according to SPCP’s invoice. Customer will continue to be charged during any period of suspension. If Customer or SPCP terminates this Agreement, Customer will be obligated to pay all remaining amounts owed to SPCP in accordance with Sections “Term and Termination” and “Payment of Fees” above.

hh.	SPCP reserves the right to impose additional fees in the event Customer is suspended and thereafter requests reinstated access to the Service.

11 Representations and Warranties, Indemnification, and Disclaimers

ii.

Each Party represents and warrants that it has the legal power and authority to enter into this Agreement. SPCP represents and warrants that it will provide the Service in a manner consistent with general industry standards reasonably applicable to the provision thereof and that the Service will perform substantially in accordance with the services listed in Appendix B under normal use and circumstances.

jj.	Customer represents and warrants that Customer has not falsely identified Customer nor provided any false information to gain access to the Service and that Customer’s billing information is correct.

kk.

Customer shall indemnify, defend, and hold SPCP and its parent organizations, subsidiaries, affiliates, officers, governors, employees, attorneys, and agents harmless from and against any and all claims, costs, damages, losses, liabilities, and expenses (including attorneys’ fees and costs) arising out of or in connection with: (i) a claim alleging that use of the Customer Data infringes the rights of, or has caused harm to, a third party; (ii) a claim, which if true, would constitute a violation by Customer of Customer’s representations and warranties; or (iii) a claim arising from the breach by Customer or Customer Users of this Agreement, provided in any such case that SPCP (a) gives written notice of the claim promptly to Customer; (b) gives Customer sole control of the defense and settlement of the claim (provided that Customer may not settle or defend any claim unless Customer unconditionally releases SPCP of all liability and such settlement does not affect SPCP’s business or Service); (c) provides to Customer all available information and assistance; and (d) has not compromised or settled such claim.

ll.

SPCP shall indemnify, defend, and hold Customer and Customer’s parent organizations, subsidiaries, affiliates, officers, directors, governors, managers, employees, attorneys, and agents harmless from and against any and all claims, costs, damages, losses, liabilities, and expenses (including attorneys’ fees and costs) arising out of or in connection with: (i) a claim alleging that the Service directly infringes a trade secret, copyright, patent issued as of the Effective Date, or a trade- mark of a third party; (ii) a claim, which if true, would constitute a violation by SPCP of its representations or warranties; or (iii) a claim arising from breach of this Agreement by SPCP; provided that Customer (a) promptly gives written notice of the claim to SPCP; (b) gives SPCP sole control of the defense and settlement of the claim (provided that SPCP may not settle or defend any claim unless it unconditionally releases Customer of all liability); (c) provides to SPCP all available informa- tion and assistance; and (d) has not compromised or settled such claim. SPCP shall have no indemnification obligation, and Customer shall indemnify SPCP pursuant to this Agreement, for claims arising from any infringement arising from the combination of the Service with any of Customer products, service, hardware or business process(s).

mm.

SPCP MAKES NO OTHER REPRESENTATION, WARRANTY, OR GUARANTY AS TO THE RELIABILITY, TIMELINESS, QUALITY, SUITABILITY, TRUTH, AVAILABILITY, ACCURACY, OR COMPLETENESS OF THE SERVICE OR ANY CON- TENT. SPCP DOES NOT REPRESENT OR WARRANT THAT (A) THE USE OF THE SERVICE WILL BE SECURE, TIMELY, UNINTERRUPTED, OR ERROR-FREE OR OPERATE IN COMBINATION WITH ANY OTHER HARDWARE, SOFTWARE, SYSTEM, OR DATA; (B) THE SERVICE WILL MEET CUSTOMER’S REQUIREMENTS OR EXPECTATIONS; (C) ANY STORED DATA WILL BE ACCURATE OR RELIABLE; (D) THE QUALITY OF ANY PRODUCTS, SERVICES, INFORMA- TION, OR OTHER MATERIAL PURCHASED OR OBTAINED BY CUSTOMER THROUGH THE SERVICE WILL MEET CUSTOMER’S REQUIREMENTS OR EXPECTATIONS; (E) ERRORS OR DEFECTS WILL BE CORRECTED; OR (F) THE SERVICE OR THE SERVER(S) THAT MAKE THE SERVICE AVAILABLE ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS. THE SERVICE AND ALL CONTENT IS PROVIDED TO CUSTOMER STRICTLY ON AN “AS IS” BASIS. ALL CONDITIONS, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTH- ERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, ARE HEREBY DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW BY SPCP.

nn.

SPCP’S SERVICES MAY BE SUBJECT TO LIMITATIONS, DELAYS, AND OTHER PROBLEMS INHERENT IN THE USE OF THE INTERNET AND ELECTRONIC COMMUNICATIONS. SPCP IS NOT RESPONSIBLE FOR ANY DELAYS, DELIVERY FAILURES, OR OTHER DAMAGE RESULTING FROM SUCH PROBLEMS.

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12 Limitation of Liability

oo.

IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY EXCEED THE AMOUNTS ACTUALLY PAID BY AND/OR DUE FROM CUSTOMER IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANYONE FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES OF ANY TYPE OR KIND (INCLUDING LOSS OF DATA, REVENUE, PROFITS, USE, OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF, OR IN ANY WAY CONNECTED WITH THIS SERVICE, INCLUDING BUT NOT LIMITED TO THE USE OR INABILITY TO USE THE SER- VICE, OR FOR ANY CONTENT OBTAINED FROM OR THROUGH THE SERVICE, ANY INTERRUPTION, INACCURACY, ERROR, OR OMISSION, REGARDLESS OF CAUSE IN THE CONTENT, EVEN IF THE PARTY FROM WHICH DAMAGES ARE BEING SOUGHT HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

pp.

Certain states and/or jurisdictions do not allow the exclusion of implied warranties or limitation of liability for incidental, consequential, or certain other types of damages, so the exclusions set forth above may not apply to Customer.

13 Local Laws and Export Control; Securities Compliance

SPCP makes no representation that the Service is appropriate or available for use in other locations. Customer is solely responsible for compliance with all applicable laws, including all securities state and federal securities laws, and without limitation export and import regulations of other countries.

14 Notice

SPCP may give notice by means of a general notice on the Service, email to Customer address on record in SPCP’s account information, or by written communication sent by first class mail or pre-paid post to Customer address on record in SPCP’s account information. Such notice shall be deemed to have been given upon the expiration of 48 hours after mailing or posting (if sent by first class mail or pre-paid post) or 12 hours after sending (if sent by email). Customer may give notice to SPCP (such notice shall be deemed given when received by SPCP) at any time by any of the following: letter delivered by nationally recognized overnight delivery service or first class postage prepaid mail to SPCP at the following address:

Silicon Prairie Capital Partners LLC

ATTN: David V Duccini

475 Cleveland Ave Suite 315

St. Paul, MN 55104

15 Modification to Terms

SPCP reserves the right to modify the terms and conditions of this Agreement or its policies relating to the Service at any time, effective upon the posting of an updated version of this Agreement on the Service. Customer is responsible for regularly reviewing this Agreement. Continued use of the Service following a period of thirty (30) days after any such changes shall constitute Customer’s consent to such changes.

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16 Assignment; Change in Control

This Agreement may not be assigned by Customer without the prior written approval of SPCP, which shall not be unreasonably withheld, but may be assigned without Customer’s consent by SPCP to (i) a parent or subsidiary, (ii) an acquirer of assets, or (iii) a successor by merger. No other assignment by SPCP may be implemented by SPCP without Customers advanced written agreement. Any purported assignment in violation of this section shall be void. Any actual or proposed change in control of Customer that results or would result in a direct competitor of SPCP directly or indirectly owning or controlling 50 percent or more of Customer shall entitle SPCP to terminate this Agreement for cause immediately upon written notice.

17 General

qq.

This Agreement shall be governed by Minnesota law and controlling U.S. federal law, without regard to the choice or conflicts of law provisions of any jurisdiction, and any disputes, actions, claims, or causes of action arising out of or in connection with this Agreement or the Service shall be subject to the exclusive jurisdiction of the state and federal courts located in Hennepin County, State of Minnesota.

rr.

No text or information set forth on any other purchase order, preprinted form, or document shall add to or vary the terms and conditions of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then such provision(s) shall be construed, as nearly as possible, to reflect the intentions of the invalid or unenforceable provision(s), with all other provisions remaining in full force and effect. No joint venture, partnership, employ- ment, or agency relationship exists between Customer and SPCP as a result of this Agreement or use of the Service. The failure of either Party to enforce any right or provision in this Agreement shall not constitute a waiver of such right or provision unless acknowledged and agreed to by the other Party in writing. This Agreement comprises the entire agreement between Customer and SPCP and supersedes all prior or contemporaneous negotiations, discussions or agreements, whether written or oral, between the Parties regarding the subject matter contained herein.

IN WITNESS WHEREOF, the Parties have executed this Portal Agreement as of the Effective Date.

SILICON PRAIRIE CAPITAL PARTNERS LLC (“SPCP”):

By:	/s/ David V Duccini
Name:	David V Duccini
Title:	Founder and CEO

CUSTOMER: Social Investment Holdings, Inc

By:	/s/ Kenneth Timbrook
Name:	Kenneth Timbrook
Title:	Secretary

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APPENDIX A

Schedule of Fees

Customer use of portal:

Signup:	$1,000
Commission:	5 % Cash on First M, 4% on Second M, 3% up to $5M then 1% thereafter
Equity:	N/A

Includes FBO Bank Escrow Account per Appendix C, Unlimited ACH Disbursements, First Years Investor Tax Documents (K1s or 1099s)

Once this Agreement has been executed, SPCP will send a single invoice via email for the Signup fee noted above that will be due prior to SPCP commencing setting up the Private Portal and establishing the FBO Escrow Account pursuant to Appendix C (“FBO Account Authorization Letter”).

Commission will be paid concurrently with all disbursements once campaign has reached its stated minimum target and as in- vestors execute subscription agreements.

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APPENDIX B

Description / Documentation of Services

Private Portal Hosting Package for up to ONE (1) Calendar Year, Investor Verification Services, Investment Tracking, Escrow Account with Unlimited Disbursements, Schedule K-1 production and all other services as may be necessary.

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APPENDIX C

FBO Account Authorization Letter

Social Investment Holdings, Inc (“Customer”) hereby Authorizes Silicon Prairie Portal & Exchange LLC. (“SPPX”) to initiate the creation of an escrow account (the “FBO Account”) for the benefit of Customer at BankVista (“Bank”), pursuant to that certain Master Treasury Agreement between SPPX and Bank, and Authorizes SPPX to originate and monitor entries on behalf of the Customer to the Receiver’s account; specifically amounts contributed from investors to Customer to be held in escrow for the benefit of Customer. This authorization shall remain in full force and effect until SPPX has received written notification from Customer of its termination in such time and in such manner as to afford SPPX a reasonable opportunity to act on such notification.

ASSIGNMENT: Customer hereby assigns to SPPX its rights and management of the FBO Account during the term of the engage- ment, which is defined as commencing from the effective date of the Offering with the Securities Exchange Commission (“SEC”) via Form-C, Form-D and/or Form-A and concluding at the final close of its Offering. Customer expressly authorizes SPPX to add its name to such agreement as an FBO. SPPX will be granted “read-only” access to the escrow account for the sole purpose of monitoring deposits and reconciling them with investment commitments made on the funding portal.

AMENDMENTS: N/A

DISBURSEMENT: Customer understands that no funds can be disbursed at the sole direction of SPPX via the Escrow Agent until all conditions have been satisfied:

1	The Customer raises its stated minimum amount as documented in its offering documents, and

2	The Customer has accepted signed subscription agreements, including via e-signature, from each of its investors.

SPPX will aid in the collection of signed subscription agreements and verify receipt prior to the disbursements of any funds from the escrow account. Signed subscription agreements can be obtained through the portal using e-signatures. Customer will be responsible for placing a digital signature on file with SPPX to be used for the sole and express purpose of countersigning subscription agreements on Customer’s behalf.

Customer understands that all funds disbursed will be subject to transfer via an approved payment method, including but not limited to ACH, bank draft or wire transfer and will be subject to any fees required per method, to be deducted from funds held in escrow.

RESCIND: Customer understands that investors have the right to rescind their investment pledges up to 48 hours prior to the close of the offering and receive a full refund of all funds without fee. SPPX will direct Escrow Agent to return funds.

RETURNS: Customer understands that SPPX will direct the Escrow Agent to return funds held in escrow to investors when:

1	Investment commitments are cancelled per qualifying events permitted under regulation

2	Customer does not complete offering

CHARGEBACKS: Customer understands that investors who fund their escrow pledges via ACH can refute such transactions (“CHARGEBACK”) for up to 60 days. In the event an investor initiates an ACH chargeback, Customer understands funds in the equivalent amount may be held back until the matter is cured at Customer’s expense.

RELEASE. Customer hereby further agrees to release, indemnify and hold harmless SPPX as administrator of the FBO Account from any claim or demand arising out of the administration of the FBO Account.

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COMPLIANCE AND RECORD-KEEPING

Customer agrees:

(i)	To be bound by the Rules of the National Automated Clearing House Association (“Rules”);

(ii)

To assume the obligations and make the representation and warranties of an “Originator,” a “Third Party Service Provider” and/or a “Third Party Sender,” as the case may be and as such terms are defined under the Rules;

(iii)	To receive and maintain proper authorization from the “Receiver” for each “Entry” initiated on behalf of the Customer, as such terms are defined under the Rules;

(iv)	To be exposed to a limit and be subject to procedures for Third Party Sender to review and adjust the exposure limit periodically;

(v)	To allow Third Party Sender to conduct regular audits of the Customer;

(vi)	To not originate entries that are not in compliance with the laws of the United States; and

(vii)	That there may be address restrictions on the types of entries that may be originated.

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